UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. __)
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☐ Soliciting Material Pursuant to § 240.14a-12
ISILON SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2008

Dear Isilon Stockholder,

You are cordially invited to attend the 2008 annual meeting of stockholders of Isilon Systems, Inc., which will be held on Wednesday, May 14, 2008, at 10:00 a.m. at 3101 Western Avenue, Seattle, Washington 98121.

Details of the business to be conducted at the meeting are contained in the notice of annual meeting and the proxy statement that follow.

Whether or not you plan to attend the annual meeting, your vote will ensure that your shares are represented. We hope that you will vote your shares as soon as possible. You may vote via the Internet, by telephone, or by mailing a completed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current 2008 fiscal year.

Thank you for your interest in Isilon.

Sincerely,

Sujal M. Patel
President and Chief Executive Officer

ISILON SYSTEMS, INC.
3101 Western Avenue
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2008

To the Stockholders of Isilon Systems, Inc.:

Notice is hereby given that the 2008 annual meeting of stockholders of Isilon Systems, Inc. will be held at 3101 Western Avenue, Seattle, Washington 98121 on Wednesday, May 14, 2008, at 10:00 a.m., local time, for the following purposes:

1. To elect three Class II directors to hold office until the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current 2008 fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 17, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders will be available for inspection at least ten days prior to the annual meeting at our principal executive offices at 3101 Western Avenue, Seattle, Washington 98121.

By Order of the Board of Directors

Keenan M. Conder
Vice President, General Counsel and Corporate Secretary

Seattle, Washington
April 25, 2008

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please vote as soon as possible to ensure that your vote is recorded promptly. Most stockholders have three options for submitting their votes: (1) via the Internet; (2) by telephone; or (3) by mail. We encourage you to record your vote via the Internet. It is convenient and saves us significant postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

ISILON SYSTEMS, INC.
3101 Western Avenue
Seattle, Washington 98121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2008

General Information

The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of stockholders of Isilon Systems, Inc., to be held at 3101 Western Avenue, Seattle, Washington 98121 on Wednesday, May 14, 2008, commencing at 10:00 a.m. and at any adjournments thereof. Our telephone number is (206) 315-7500. The mailing of this proxy statement and our board of directors’ form of proxy to stockholders will commence on or about April 25, 2008.

What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the annual meeting and other information regarding the governance of our company.

Who is entitled to vote at the meeting?

The board of directors set March 17, 2008, as the record date for the 2008 annual meeting of stockholders. You can vote if you were a registered or beneficial stockholder of Isilon at the close of business on the record date. At the close of business on the record date, we had 62,902,693 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting.

What is the difference between a registered stockholder and a beneficial stockholder?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Registered Stockholder: If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the annual meeting.

•	Beneficial Stockholder: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the “beneficial stockholder” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

How do I vote my shares?

Registered Stockholders:  There are three ways you can cast your vote:

•	Complete, sign and mail the enclosed proxy card. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the meeting;

•	Vote by telephone or via the Internet by following the instructions included on your proxy card; or

•	Attend the meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial Stockholders:  Your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. You may also vote in person at the annual meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

How does the board recommend that I vote?

The board of directors recommends a FOR vote on the following proposals:

•	Proposal No. 1: Election of three Class II directors; and

•	Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current 2008 fiscal year.

What vote is required to approve each of the proposals?

•	Proposal No. 1: The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. This means that the director nominees who receive the most votes will be elected to the three available positions on the board of directors.

•	Proposal No. 2: The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify our independent auditor.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or all of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes.” Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Pursuant to the rules that govern brokers who have record ownership of shares that are held in street name, however, brokers only have discretion to vote these shares on routine matters; they do not have discretion to vote these shares on non-routine matters. Our proposal 1 and proposal 2 are considered routine matters, therefore if you do not otherwise instruct your broker or other nominee, the broker or nominee has discretionary authority to vote your shares “FOR” the election of directors and the ratification of the appointment of our independent registered public accounting firm.

A stockholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

Can I change my vote after I have mailed in my proxy card?

Registered Stockholders:  You can revoke your proxy before it is voted by:

•	Signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included on the proxy card;

•	Vote by telephone or via the Internet by following the instructions included on your proxy card; or

•	Attend the meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial Stockholders:  If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

Attending the meeting will not, by itself, revoke a proxy unless you specifically request it.

Is there a minimum number of shares that must be represented in person or by proxy to hold the annual meeting?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting, or you vote by telephone or via the Internet, or if you properly submit a proxy card. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Isilon shares. These may include: accounts with our transfer agent, BNY Mellon Shareowner Services; accounts holding shares that you have purchased under our stock option or employee stock purchase plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

How can I access Isilon’s proxy materials and annual report electronically?

The proxy statement and our fiscal year 2007 annual report on form 10-K are available on our website at www.isilon.com, by clicking on “Company” and then “Investor Relations.”

What is “householding” and how does it affect me?

The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Isilon proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121, or call (206) 315-7500.

Attending the annual meeting

Our annual meeting will begin promptly at 10:00 a.m., local time, on Wednesday, May 14, 2008, at 3101 Western Avenue, Seattle, Washington 98121. All registered or beneficial stockholders should be prepared to present photo identification for admission to the annual meeting. If you hold your shares in street name, you may be asked to present proof of beneficial ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

Adjournment of meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of soliciting proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

MATTERS REQUIRING STOCKHOLDER ACTION

Proposal 1 — Election of Class II Directors

Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, our bylaws provide that the board of directors, at its option, may increase or decrease the authorized number of directors. As a result of the election, following the recommendation of the governance committee, of Matthew S. McIlwain and Peter H. van Oppen to the board of directors in February 2008, the board of directors increased the authorized number of directors from seven to eight.

At this year’s annual meeting, the terms of our Class II directors will expire. Barry J. Fidelman, Elliott H. Jurgensen, Jr. and Sujal M. Patel are the current Class II directors who have been nominated for re-election to the board of directors to serve until the 2011 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors. A director nominee must receive the vote of a plurality of the voting power of shares present at the meeting in order to be elected. Unless the board reduces the number of directors, the enclosed proxy will be voted to elect the replacement nominee designated by the board of directors in the event that a nominee is unable or unwilling to serve.

The current composition of the board is:

Class I Directors (serving until the 2010 meeting)	William D. Ruckelshaus Gregory L. McAdoo

Class II Directors (term expiring at this meeting)	Barry J. Fidelman Elliott H. Jurgensen, Jr. Sujal M. Patel

Class III Directors (serving until the 2009 meeting)	James G. Richardson Matthew S. McIlwain Peter H. van Oppen

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE THREE NOMINATED CLASS II DIRECTORS. PROXIES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES UNLESS OTHERWISE SPECIFIED.

The nominees for election as directors, and the directors whose terms of office will continue after the meeting, have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to Isilon.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2011

Barry J. Fidelman Age: 67 Director since May 2003 Board Committees: Nominating and Governance	Mr. Fidelman has been a Partner of Atlas Venture, a venture capital firm, since 1988. Prior to Atlas Venture, Mr. Fidelman held senior executive positions at Data General, Apollo Computer and Alliant Computer. Mr. Fidelman also currently serves on the boards of directors of several private companies. Mr. Fidelman received a Bachelor of Science degree in electrical engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Harvard Business School.

Elliott H. Jurgensen, Jr. Age: 63 Director since April 2006 Board Committees: Audit and Compensation	Mr. Jurgensen retired from KPMG LLP, an accounting firm, in January 2003 after 32 years as an auditor, including 23 years as a partner. Mr. Jurgensen held a number of leadership roles at KPMG, including national partner in charge of its hospitality industry practice from 1981 to 1993, Managing Partner of the Bellevue office from 1982 to 1991 and Managing Partner of the Seattle office from 1993 to October 2002. Mr. Jurgensen currently serves on the boards of directors of BSquare Corporation, McCormick & Schmick’s Seafood Restaurants, Inc., and Varolii Corporation. Mr. Jurgensen received a Bachelor of Science degree in accounting from San Jose State University.

Sujal M. Patel Age: 33 Director since January 2001 No Board Committees	Mr. Patel is one of our founders and has served as our President and Chief Executive Officer since October 2007. Mr. Patel also served as our Chief Technology Officer from 2001 to March 2008 and as President and Chief Executive Officer from the founding of Isilon in 2001 until August 2003. Prior to joining us, from 1996 to January 2001, Mr. Patel served in various engineering roles at RealNetworks, Inc., a provider of Internet media delivery software and services, most recently as Development Manager, RealSystem Products, in which capacity he was the chief architect for the second generation of RealSystem products. Mr. Patel received a Bachelor of Science degree in computer science from the University of Maryland at College Park.

Members of the Board of Directors Continuing in Office
The following directors will continue to serve until 2009:

James G. Richardson Age: 50 Director since October 2006 Board Committees: Audit and Compensation	Mr. Richardson has been with Cisco Systems, Inc. since 1990, where he began his career as the founder of Cisco’s Canadian operations. Mr. Richardson has served as Cisco’s Senior Vice President, Commercial Business since January 2006 and has held numerous other senior leadership positions at Cisco, including Vice President of North American Operations; President of EMEA and Senior Vice President; Senior Vice President of the Enterprise Line of Business and Internet Communications Software Group; and Senior Vice President, Chief Marketing Officer. Mr. Richardson received a Bachelor of Commerce degree in marketing and finance from Queen’s University in Kingston, Ontario.

Matthew S. McIlwain Age: 43 Director from May 2001-April 2007 and since February 2008 Board Committees: Audit and Compensation through April 2007; currently serves on no Board Committees	Mr. McIlwain has served as a Managing Director of Madrona Venture Group, a venture capital firm, since June 2002 after joining in May 2000. Prior to joining Madrona, Mr. McIlwain served as Vice President of Business Process for the Genuine Parts Company. Previously, Mr. McIlwain served as an Engagement Manager at McKinsey & Company, where he focused on strategy and marketing in technology-driven industries, and also worked in investment banking at Credit Suisse First Boston. Mr. McIlwain currently serves on the boards of directors of several private companies. Mr. McIlwain received a Bachelor of Arts degree in government and economics from Dartmouth College, a Master of Arts degree in public policy from Harvard University’s Kennedy School of Government and a Master of Business Administration degree from Harvard Business School.

Peter H. van Oppen Age: 55 Director since February 2008 No Board Committees	Mr. van Oppen most recently served as Chief Executive Officer and Chairman of the Board of Directors for Advanced Digital Information Corporation (ADIC) for twelve years, from 1994 through its acquisition by Quantum Corp. in 2006. Prior to ADIC, Mr. van Oppen served as President and Chief Executive Officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996, and has also been a managing consultant at Price Waterhouse LLP and Bain & Company. Mr. van Oppen received a Bachelor of Arts degree in political science from Whitman College and a Master of Business Administration degree from Harvard Business School, where he was a Baker Scholar.

The following directors will continue to serve until 2010:

William D. Ruckelshaus Age: 75 Director since October 2004 Board Committees: Audit, Nominating and Governance	Mr. Ruckelshaus has served as Chairman of our board of directors since August 2006. Mr. Ruckelshaus has served in a consultative capacity to the Madrona Venture Group as a non-management strategic director since 1999. From 1988 to 1995, Mr. Ruckelshaus served as Chairman and Chief Executive Officer of Browning-Ferris Industries, and from 1995 to 1999 he served as Chairman. Mr. Ruckelshaus served as the founding Administrator of the U.S. Environmental Protection Agency in 1970 and has served as Acting Director of the Federal Bureau of Investigation and Deputy Attorney General of the U.S. Department of Justice. Mr. Ruckelshaus served as Senior Vice President for Law and Corporate Affairs for the Weyerhaeuser Company and again served as EPA Administrator in the mid-1980s before joining Perkins Coie LLP, a private law firm, where he worked as an attorney. Mr. Ruckelshaus has previously served on the boards of directors of several corporations, including Cummins Engine Company, Nordstrom and the Weyerhaeuser Company. Mr. Ruckelshaus is a member of the board of directors of World Resources Institute in Washington, D.C. and is a member of the U.S. Commission on Ocean Policy. Mr. Ruckelshaus received a Bachelor of Arts degree in politics from Princeton University and a Juris Doctorate degree from Harvard Law School.

Gregory L. McAdoo Age: 43 Director since July 2002 Board Committees: Compensation, Nominating and Governance	Mr. McAdoo has been a Partner of Sequoia Capital, a venture capital firm, since 2000. Prior to Sequoia Capital, Mr. McAdoo served as President and Chief Executive Officer of Sentient Networks, a circuit emulation company that was acquired by Cisco Systems, Inc. in 1999. Mr. McAdoo has more than 17 years of engineering and management experience in the networking industry and has held senior engineering and executive level management positions at Cisco Systems, Inc., Sourcecom, Micom Communications and Datability Systems. Mr. McAdoo also serves on the boards of directors of flipt, Inc. and PowerFile, Inc. Mr. McAdoo received a Bachelor of Science degree in electrical engineering from Stevens Institute of Technology.

Proposal 2 — Ratification of Appointment of
Independent Registered Public Accounting Firm

The audit committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for the current 2008 fiscal year.

While we are not required to do so, Isilon is submitting the appointment of PricewaterhouseCoopers to serve as our independent registered public accounting firm for the current 2008 fiscal year for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the audit committee will reconsider its selection. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, where they will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ISILON AND OUR SUBSIDIARIES FOR THE CURRENT 2008 FISCAL YEAR. PROXIES WILL BE VOTED FOR RATIFYING THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

CORPORATE GOVERNANCE

Director Independence

The board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in applicable Nasdaq listing standards. The company’s director independence standards are set forth in our “Corporate Governance Guidelines” available at the website noted below.

Based on these standards, the board determined that each of the following non-employee directors is independent under all applicable standards of director independence and has no relationship with us, except as a director and stockholder:

•	William D. Ruckelshaus

•	Gregory L. McAdoo

•	Barry J. Fidelman

•	Elliott H. Jurgensen, Jr.

•	James G. Richardson

•	Matthew S. McIlwain

•	Peter H. van Oppen

In addition, the board determined that: (a) Mr. Goldman, who resigned his position as a director effective November 1, 2007, was not independent under applicable Nasdaq listing standards because he was our President and Chief Executive Officer, (b) Mr. Patel is not independent under applicable Nasdaq listing standards because he is our President and Chief Executive Officer, and (c) Mr. McIlwain, who resigned from the audit committee effective April 18, 2007, was not independent under the SEC independence standards for audit committee purposes.

Board Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all board and committee meetings. The board of directors met six times during 2007, of which four were regularly scheduled meetings and two were not regularly scheduled. The independent directors met three times in executive session without any officer of the company present. All directors attended at least 75% of the meetings of the board of directors and of the committees on which they served during the fiscal year ended December 30, 2007.

Board Committees

The board has three standing committees to facilitate and assist the board of directors in the execution of its responsibilities. The committees are currently the audit committee, the compensation committee and the nominating and governance committee. In accordance with applicable Nasdaq listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance.” The charter of each committee is also available in print to any stockholder who requests it. The following table shows the current members of each of the standing board committees:

Audit	Compensation	Nominating and
Committee	Committee	Governance Committee

Elliott H. Jurgensen, Jr.(1)	Elliott H. Jurgensen, Jr.(1)	William D. Ruckelshaus(1)
James G. Richardson(2)	James G. Richardson	Barry J. Fidelman
William D. Ruckelshaus	Gregory L. McAdoo	Gregory L. McAdoo

(1)	Committee chair.

(2)	Appointed March 2007.

Audit Committee

At the beginning of fiscal 2007, the audit committee was composed of Messrs. Jurgensen (committee chair), McIlwain and Ruckelshaus. In March 2007, Mr. Richardson was appointed to our audit committee. In April 2007, Mr. McIlwain resigned as a member of our audit committee in order to ensure our compliance with the corporate governance standards of Nasdaq and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” which provide that each member of our audit committee must be an independent director (as defined by such standards) by no later than the first anniversary of the completion of our initial public offering. The board has determined that all current members meet the requirements for independence and financial literacy under the current rules of Nasdaq and SEC rules and regulations. Our board of directors has determined that Mr. Jurgensen is an “audit committee financial expert” within the meaning stipulated by the SEC and satisfies the financial sophistication requirements of Nasdaq. Our audit committee met thirteen times during our 2007 fiscal year.

As outlined more specifically in the audit committee charter, the audit committee has, among other duties, the following responsibilities:

•	Review internal controls and hold periodic meetings with our management and our independent registered public accounting firm to review the adequacy of such controls.

•	Appoint, compensate and oversee the work of the independent registered public accounting firm, including pre-approval of audit and non-audit services.

•	Review and discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements.

•	Review before release the unaudited quarterly operating results in our quarterly and annual financial results press releases, as well as any other financial press releases.

•	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee member qualifications and activities.

•	Review, approve and monitor our code of ethics for principal executive officer and senior financial officers, which is incorporated in our Code of Business Conduct and Ethics.

•	Review our compliance with plans and policies as the same may be implemented from time to time.

•	Review and, as appropriate, approve in advance any proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions.

•	Establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

At the beginning of fiscal 2007, the compensation committee was composed of Messrs. Jurgensen (committee chair), Richardson, McAdoo, and McIlwain. In April 2007, Mr. McIlwain resigned as a member of the compensation committee. The compensation committee is comprised solely of non-employee directors. Our board has determined that the current members of our compensation committee meet the requirements for independence under the applicable rules of Nasdaq. Our compensation committee met ten times during our 2007 fiscal year.

As outlined more specifically in the compensation committee charter, the compensation committee has, among other duties, the following responsibilities:

•	Determine the salary, bonus and equity compensation of the chief executive officer, based on the evaluation of his or her performance and other relevant criteria as determined by the compensation committee.

•	In consultation with the chief executive officer, annually review and approve the compensation plans of the executive officers.

•	Make recommendations to the board with respect to compensation for service as a member of the board or a board committee.

•	Make recommendations to the board with respect to incentive compensation plans.

•	Retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

•	Oversee the administration of our stock option plans and other material employee benefit plans, including our 401(k) plan.

The compensation committee has retained Towers, Perrin, Forster & Crosby, Inc. as an independent compensation consultant. Towers Perrin provides the compensation committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs.

Nominating and Governance Committee

During fiscal 2007, the governance committee was composed of Messrs. Ruckelshaus (committee chair), McAdoo and Fidelman. The governance committee is comprised solely of non-employee directors. Our board has determined that each member of our governance committee meets the requirements for independence under the current requirements of Nasdaq. Our governance committee met four times during our 2007 fiscal year.

As outlined more specifically in the governance committee charter, the governance committee has, among other duties, the following responsibilities:

•	Evaluate the current composition, organization, and governance of the board and its committees; determine future requirements; and make recommendations to the board for approval.

•	Determine on an annual basis desired board qualifications, expertise, and characteristics and conduct searches for potential board members with corresponding attributes.

•	Authority to retain and terminate any search firm to be used to identify director candidates.

•	Evaluate and propose nominees for election to the board.

•	Oversee the board performance evaluation process.

•	Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider stockholder nominees for election to the board.

•	Conduct an annual review of our succession planning process for the executive management team.

•	Review and monitor, and review and approve any waivers to, our Code of Business Conduct and Ethics.

•	Coordinate and review board and committee charters for consistency and adequacy under applicable rules, and make recommendations to the board for any proposed changes.

Director Nomination Process

Criteria

The governance committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics required of board members individually as well as the board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the board that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the governance committee will consider many factors, including issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments, and the like. The governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The governance committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the board has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness, and (d) meet other requirements as may be required by applicable rules and regulations of Nasdaq and the SEC.

We have adopted a policy that the maximum number of public company boards of directors on which a member of our board may serve is six. This number includes our own board of directors. In addition, each board member must ensure that other existing and anticipated future commitments do not materially interfere with the member’s service as a director. Directors are expected to advise the governance committee of any invitations to join the board of directors of any other public company prior to accepting another directorship.

Stockholder Recommendations

As indicated above, the governance committee will consider director candidates recommended by our stockholders. Stockholder nominations for a director must be made in writing and addressed to our Corporate Secretary. Such stockholder’s notice shall contain the following information:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the board;

•	The information required by Section 2.4 of our bylaws (a copy of which will be provided to any stockholder upon written request);

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy and (b) if elected, to serve on the board; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Identification and Evaluation of Nominees

The governance committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the governance committee is responsible for considering various potential candidates for director. The governance committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders, and other persons. The governance committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Compensation Committee Interlocks and Insider Participation

During all or part of 2007, Messrs. Jurgensen, McIlwain, Richardson and McAdoo served as members of the compensation committee. None of the members of the compensation committee is a current or former officer or employee of ours or had any relationship with us requiring disclosure. In addition, none of our directors is an executive officer of another entity at which one of our executive officers serves as a director.

Director Attendance at Annual Meetings

In cases where management, in its reasonable business judgment, believes that stockholder attendance at our annual meeting is significant, we encourage director attendance at such annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at such meeting is anticipated. Directors William D. Ruckelshaus and Steven Goldman attended our 2007 annual meeting of stockholders.

Communications with Directors

The board of directors welcomes the submission of any comments or concerns from stockholders or other interested parties. These communications will go directly to our vice president, general counsel and corporate secretary. If a communication does not relate in any way to board of directors matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to the board of directors, he or she will relay the message to the chairman of the governance committee, who will determine whether to relay the communication to the entire board of directors or to the non-management directors. The vice president, general counsel and corporate secretary will keep a log of all communications addressed to the board of directors. If you wish to submit any comments or express any concerns to the board of directors, you may use one of the following methods:

•	Write to the board of directors at the following address:
Board of Directors
Isilon Systems, Inc.
c/o Keenan Conder, Vice President, General Counsel and Corporate Secretary
3101 Western Avenue
Seattle, WA 98121

•	E-mail the board of directors at corpsec@isilon.com.

Governance Policy Documents

We have adopted “Corporate Governance Guidelines” to best ensure that the board of directors is independent from management and that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management align with the interests of the stockholders. The “Corporate Governance Guidelines” are available at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance” and are also available in print to any stockholder who requests a copy.

Code of Ethics

We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors and employees and embodies our principles and practices relating to the ethical conduct of our business and long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The “Code of Business Conduct and Ethics” is available at www.isilon.com by first clicking on “Company,” then “Investor Relations” and then “Corporate Governance” and is also available in print to any stockholder who requests it.

Audit Committee Report

Review of Audited Financial Statements

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 30, 2007, with both our management and independent registered public accounting firm, PricewaterhouseCoopers. The audit committee has discussed with PricewaterhouseCoopers the matters required by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The audit committee has received from PricewaterhouseCoopers the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee has discussed with PricewaterhouseCoopers their independence. The audit committee has also received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by applicable Nasdaq listing standards. The audit committee has considered the effect of non-audit fees on the independence of PricewaterhouseCoopers and has concluded that such non-audit services are compatible with the independence of PricewaterhouseCoopers.

Based on these reviews and discussions, the audit committee recommended to the board of directors, and the board of directors approved, that the financial statements for fiscal 2007 be included in our 2007 annual report on form 10-K filed with the SEC.

This report has been furnished by the members of the audit committee.

Elliott H. Jurgensen, Jr., Chair
William D. Ruckelshaus
James G. Richardson

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, PricewaterhouseCoopers, for services in the fee categories indicated below during the fiscal years ended December 31, 2006, and December 30, 2007. The audit committee has considered the scope and fee arrangements for all services provided by PricewaterhouseCoopers, taking into account whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence. The audit committee pre-approved 100% of the services described below.

	2006	2007
	Fiscal Year	Fiscal Year

Audit Fees(1)	$1,012,266	$986,357
Audit-Related Fees	—	—
Tax Fees	—	—
Other(2)	2,679	2,480

Total	$1,014,945	$988,837

(1)	Consists of fees billed for professional services rendered for the audit of the company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002 and fees for services that were incurred in connection with the company’s initial public offering in December 2006. Substantially all of the Audit Fees in fiscal 2007 were for services in connection with the audit committee’s independent investigation.

(2)	Includes fees related to subscription services.

Pre-Approval Policies

The audit committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned by all director nominees, directors, named executive officers and all directors and executive officers as a group as of March 17, 2008, including shares they had the right to acquire within 60 days after March 17, 2008. This table is based upon information supplied by executive officers, directors and principal stockholders and filings with the SEC. Except as otherwise noted, the beneficial owners listed have sole investment and voting power with respect to the shares shown.

	Number of Shares
	Beneficially	Exercisable	Percent of
Beneficial Owner	Owned(1)	Stock Options(2)	Class(3)

5% Stockholders
Atlas Venture Fund V, L.P.(4)	14,778,164	—	23.49%
Sequoia Capital X(5)	11,651,603	—	18.52%
Madrona Venture Fund I-A, LP(6)	8,509,117	—	13.52%
Artis Capital Management, L.P.(7)	4,069,408	—	6.47%
Executive Officers and Directors
Steven Goldman(8)	2,116,377	—	3.36%
Sujal M. Patel	3,048,010	122,846	4.84%
Stuart W. Fuhlendorf(9)	342,870	—	*	%
William D. Richter	34,020	33,125	*	%
Steven D. Fitz	100,000	90,000	*	%
Gwen E. Weld(10)	233,414	72,998	*	%
Paul G. Rutherford(11)(12)	169,264	44,265	*	%
Eric J. Scollard	489,579	126,551	*	%
William D. Ruckelshaus	171,835	165,830	*	%
Gregory L. McAdoo(13)	11,651,603	—	18.52%
Barry J. Fidelman(14)	14,778,164	—	23.49%
Elliott H. Jurgensen, Jr.	103,332	103,332	*	%
James G. Richardson	62,499	62,499	*	%
Matthew S. McIlwain(15)	8,513,717	—	13.53%
Peter H. van Oppen	—	—	*	%
Directors and executive officers as a group (15 individuals)(16)	39,314,090	942,262	61.58%

*	Indicates ownership or aggregate voting percentage of less than 1%.

(1)	This column consists of the outstanding shares of common stock held, as well as the number of exercisable stock options set forth in the following column.

(2)	This column lists the number of shares of our common stock that the executive officers and directors have a right to acquire within 60 days after March 17, 2008, through the exercise of stock options.

(3)	This column represents the sum of the individual’s shares beneficially owned, as a percentage of the sum of our outstanding shares at March 17, 2008, plus all stock options exercisable by such individual within 60 days of March 17, 2008.

(4)	Based on information of beneficial ownership as of December 31, 2007, included in a Schedule 13G/A filed with the SEC on February 1, 2008. Each of Atlas Venture Fund V, L.P.; Atlas Venture Entrepreneurs’ Fund V, L.P.; Atlas Venture Associates V, L.P.; Atlas Venture Associates V, Inc.; Axel Bichara; Jean-Francois Formela; and Christopher Spray reports shared voting and dispositive power over 14,778,164 shares. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of all filing persons is 890 Winter Street, Suite 320, Waltham, MA 02451.

(5)	Based on information of beneficial ownership as of December 31, 2006, included in a Schedule 13G filed on February 7, 2007. Sequoia Capital X reports shared voting and dispositive power with respect to 9,291,352 shares; Sequoia Technology Partners X reports sole voting and dispositive power with respect to 1,360,906 shares; Sequoia Capital X Principals Fund, L.L.C. reports sole voting and dispositive power with respect to 999,345 shares; SC X Management, LLC reports sole voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF; Michael Moritz, Douglas Leone, Mark Stevens, Michael Goguen and Mark Kvamme, each of whom are Managing Members of SC X LLC and each of whom disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein, report shared voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. The address of all filing persons is 3000 Sand Hill Road, Building 4-180, Menlo Park, CA 94025.

(6)	Based on information of beneficial ownership as of December 31, 2007, included in a Schedule 13G/A filed on February 14, 2008. Each of Madrona Venture Fund I-A, LP, Madrona Venture Fund I-B, LP, Madrona Managing Director Fund, LLC, Madrona Investment Partners, LLC, Tom A. Alberg, Paul B. Goodrich, Matthew S. McIlwain, and Greg Gottesman reports shared voting and dispositive power with respect to 8,509,117 shares. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of all filing persons is 1000 Second Avenue, Suite 3700, Seattle, WA 98104.

(7)	Based on information of beneficial ownership as of December 31, 2007, included in a Schedule 13G filed with the SEC on February 14, 2008. Each of Artis Capital Management, L.P., Artis Capital Management, Inc. and Stuart L. Peterson reports shared voting and dispositive power over 4,069,408 shares. The address of all filing persons is One Market Plaza, Spear Street Tower, Suite 1700, San Francisco, CA 94105.

(8)	Mr. Goldman’s employment with us terminated in October 2007. Ownership information provided is based on information known to us at the time of the executive’s departure.

(9)	Mr. Fuhlendorf’s employment with us terminated in October 2007. Ownership information provided is based on information known to us at the time of the executive’s departure.

(10)	Shares beneficially owned include 90,234 unvested shares that are subject to a repurchase right by us on March 17, 2008, which lapses as the shares vest over our 2001 Stock Plan standard 4-year vesting period beginning June 14, 2006.

(11)	Shares beneficially owned include 41,234 unvested shares that are subject to a repurchase right by us on March 17, 2008, which lapses as the shares vest over our 2001 Stock Plan standard 4-year vesting period beginning October 17, 2005.

(12)	Shares beneficially owned include 10,851 unvested shares that are subject to a repurchase right by us on March 17, 2008, which lapses as the shares vest over our 2001 Stock Plan standard 4-year vesting period beginning April 17, 2006.

(13)	Represents shares held by entities affiliated with Sequoia Capital based on information of beneficial ownership as of December 31, 2006, included in a Schedule 13G filed on February 7, 2007. Mr. McAdoo is a managing partner and member of various entities affiliated with Sequoia Capital. Mr. McAdoo does not have voting or dispositive authority over these shares and disclaims beneficial ownership of these shares.

(14)	Represents shares held by entities affiliated with Atlas Venture based on information of beneficial ownership as of December 31, 2007, included in a Schedule 13G/A filed on February 1, 2008. Mr. Fidelman is a Partner with Atlas Venture and thus may be deemed to beneficially own these shares. Mr. Fidelman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)	Represents 4,600 shares held directly and 8,509,117 shares held indirectly by entities affiliated with Madrona Venture Group based on information of beneficial ownership as of December 31, 2007, included in a Schedule 13G/A filed on February 14, 2008. Mr. McIlwain is a managing partner and member of various entities affiliated with Madrona Venture Group. Mr. McIlwain does not have sole voting or dispositive authority over the shares held by the entities affiliated with Madrona Venture Group and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16)	Shares beneficially owned by our named executive officers Steven Goldman, Stuart W. Fuhlendorf and Eric J. Scollard are not included in the group, as they were no longer employed by us as of March 17, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2007 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2007, we are not aware of any reporting requirements under Section 16(a) that were not met in a timely manner by the persons who were executive officers, members of the board of directors or greater than 10% stockholders during such fiscal year, with the following exception: Mr. Ruckelshaus timely filed a Form 5 to report one Form 4 transaction that occurred during fiscal 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently maintain two compensation plans that provide for the issuance of our common stock to officers, employees, directors, and consultants. These consist of the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan. Each of these plans was adopted by our board of directors in November 2006 and approved by our stockholders in December 2006. The 2006 Equity Incentive Plan replaces our Amended and Restated 2001 Stock Plan.

The following table summarizes our equity compensation plans as of December 30, 2007:

Equity Compensation Plans

	(A)		(B)		(C)
Number of Securities
Remaining Available for
	Number of Securities				Future Issuance Under
	to Be Issued Upon		Weighted Average		Equity Compensation Plans
	Exercise of		Exercise Price of		(Excluding Securities
	Outstanding Options,		Outstanding Options		Reflected in Column A)
Plan Category	Warrants and Rights		Warrants and Rights		(1)(2)

Equity compensation plans approved by security holders	8,496,289	(3)	$6.18	(4)	6,842,437	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	8,496,289	(3)	$6.18	(4)	6,842,437	(5)

(1)	Effective upon completion of our initial public offering on December 14, 2006, shares available for grant under the 2001 Stock Plan became available for grant under the 2006 Equity Incentive Plan. In addition, any shares underlying stock options issued under the 2001 Stock Plan that subsequently terminate without having been exercised or which are forfeited are added to the shares available under the 2006 Equity Incentive Plan.

(2)	Does not include 3,775,119 shares automatically added to our 2006 Equity Incentive Plan and 2006 ESPP, effective the first day of our 2008 fiscal year. Under the terms of the 2006 Equity Incentive Plan, the number of shares available for issuance shall be increased in an amount equal to the least of either (i) 3,500,000 shares, (ii) 5% of our outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the board. Under the terms of the 2006 ESPP, the number of shares available for issuance shall be increased in an amount equal to the least of either (i) 750,000 shares, (ii) 1% of our outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the board.

(3)	Excludes purchase rights accruing under the 2006 ESPP. Of the number of securities to be issued upon exercise, (i) options for 4,416,910 shares were issued under the 2006 Equity Incentive Plan, (ii) options for 3,949,387 shares were issued under the 2001 Stock Plan, and (iii) warrants for 129,992 shares were issued.

(4)	Represents the aggregate of (i) 8,366,297 option shares with a weighted average exercise price of $6.24 and (ii) 129,992 warrant shares with a weighted average exercise price of $2.31.

(5) Includes 703,962 shares available for issuance under the 2006 ESPP.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Committee and Process

The compensation committee (for purposes of this analysis, the “Committee”) of the board of directors discharges the board of directors’ responsibilities relating to compensation of all of our executive officers. The Committee is comprised of three non-employee directors, all of whom are independent pursuant to the current rules of Nasdaq, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code.

As indicated in the section entitled “Board Committees,” the responsibilities of the Committee are discussed in detail in its charter, which is available on our corporate website at www.isilon.com. The primary roles and responsibilities of the Committee are to:

•	Determine the chief executive officer’s compensation, and review and approve compensation for all other executive officers; and

•	Administer stock-based incentive and compensation plans.

The agenda for meetings is determined by the chair of the Committee with the assistance of Gwen E. Weld, our vice president of human resources and organizational development. The Committee’s chair reports the Committee’s determinations and recommendations on compensation to the board of directors.

Our senior management supports the Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Committee consults with a principal of Towers Perrin on matters related to the compensation of our executive officers and our other employees.

The Committee has not delegated its authority to grant equity awards to any employee, including any executive officer. The Committee may delegate authority to senior management, including Ms. Weld and our chief executive officer, to fulfill certain administrative duties regarding our compensation and benefit programs.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and that aligns executives’ interests with those of our stockholders by rewarding performance at and above established company performance measure goals, with the ultimate objective of improving stockholder value. In addition to performance, the Committee evaluates our compensation program in light of the compensation programs of our competition to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. With both performance and competition in mind, the Committee believes executive compensation packages provided by us to our executive officers, including our named executive officers (as defined under the heading “Summary Compensation”), should include both cash and stock-based compensation that rewards performance as measured in several respects described below.

Our compensation philosophy is also based on our belief that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to all of our executive officers. As discussed below with regard to our executives, we currently provide base salary and long-term equity incentive compensation to all regular full-time domestic and international employees and extend performance-based incentive compensation to a considerable number of our employees beyond our executive officers.

Named Executive Officers; Changes in Executive Leadership

This “Executive Compensation and Related Information” section of our proxy statement presents compensation earned by our “named executive officers” (as defined by SEC rules), including certain individuals who were named executive officers during only portions of the past fiscal year. For fiscal year 2007, our named executive officers and their respective titles were as follows:

•	Steven Goldman, who served as our president and chief executive officer until his departure from the company on October 23, 2007, and who also served as a member of our board of directors until his resignation on November 1, 2007;

•	Sujal M. Patel, who was appointed our president and chief executive officer as of October 23, 2007;

•	Stuart W. Fuhlendorf, who served as our chief financial officer and vice president of finance until his departure from the company as of October 23, 2007;

•	William D. Richter, who was appointed to serve as interim chief financial officer as of October 23, 2007;

•	Steven D. Fitz, who was appointed our senior vice president of worldwide sales as of April 30, 2007, and who was one of our three most highly compensated executive officers who was an executive officer as of the end of fiscal year 2007;

•	Gwen E. Weld, our vice president of human resources and organizational development, who was one of our three most highly compensated executive officers as of the end of fiscal year 2007;

•	Paul G. Rutherford, who was appointed our vice president of engineering as of April 30, 2007 (and as our chief technology officer following the end of our fiscal year 2007 in March 2008), and who was one of our three most highly compensated executive officers as of the end of fiscal year 2007; and

•	Eric J. Scollard, who served as our vice president of North America sales and who would have been one of our three most highly compensated executive officers, but for the fact that he was no longer serving as an executive officer as of the end of fiscal year 2007. Mr. Scollard resigned from his role and as an employee on January 15, 2008, and transitioned to a non-employee independent contractor role supporting the sales organization as directed by Mr. Fitz through May 18, 2008.

Compensation for each of these named executive officers is described in detail below, including negotiated compensation arrangements in connection with the appointment of certain of the newly-appointed executive officers.

Role of Compensation Consultant

The Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. Using this authority, Towers Perrin was first engaged by the Committee in July 2006 to provide competitive information, advice and benchmarking regarding executive officer compensation programs and practices. The Committee continued to utilize the services of Towers Perrin through 2007 and expects to continue this relationship until otherwise determined by the Committee or Towers Perrin. The Committee can request information and advice directly from Towers Perrin and may direct us to provide information to Towers Perrin. Towers Perrin is independent from us because it does not provide us any other services and only receives compensation from us for services that it provides to the Committee.

Based on surveys of companies in our peer group (see list below), Towers Perrin provides the Committee with competitive information regarding the three principal components of our executive compensation. This competitive information includes salary ranges, equity compensation ranges (both for new hires and annual stock option grants) and performance-based incentive compensation. The Committee also evaluates general economic conditions and marketplace compensation trends with the assistance of Towers Perrin.

In addition, Towers Perrin provides services to us regarding director compensation and salary and equity compensation benchmarking for positions across all levels and departments of our company. In August 2007, Towers Perrin provided the Committee with research, findings and recommendations regarding our compensation program for applicable non-employee directors. In December 2007, Towers Perrin provided information to the Committee regarding executive compensation ranges for 2008.

Role of Chief Executive Officer in the Compensation Process

In determining each executive officer’s compensation, the Committee receives input from our chief executive officer, including his recommendations on compensation for the other executive officers. In its deliberations on executive compensation, other than with respect to the chief executive officer, the Committee takes into consideration the conclusions reached by our chief executive officer and his recommendations based on performance reviews, including his recommendations with respect to salary adjustments and annual award amounts. The Committee exercises its discretion in modifying or accepting any recommended adjustments or awards for each executive officer.

2007 Executive Compensation Components and Expectations for 2008

For the fiscal year ended December 30, 2007, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based incentive compensation; and

•	Long-term equity incentive compensation.

The total compensation package of each executive officer for 2007 was weighted in favor of at-risk compensation through both annual performance-based incentive pay and long-term equity incentive compensation. Each of these two components of our executive compensation program links payout to our performance based upon specific pre-established, objective corporate performance measures and the price of our common stock. For 2007, the executive compensation program also included quarterly performance-based incentive pay, 50% of which was tied to individual executive performance goals and 50% of which was tied to the specific pre-established, objective corporate performance measures.

As a further reflection of the Committee’s pay-for-performance philosophy, base salary levels for our executive officers in 2007 were targeted at the 50th percentile of the applicable comparative market while total overall compensation was targeted at the 75th percentile. We expect that our 2008 target compensation percentiles will be consistent with these 2007 target percentiles.

Impact of Financial Restatement.  As more fully described in our annual report on form 10-K for the fourth quarter and fiscal year ended December 30, 2007, filed with the SEC on April 2, 2008, we restated our financial statements for the fiscal year 2006, and for the first and second quarters of our fiscal year 2007. The restatement resulted from our audit committee’s internal investigation, which was announced on November 8, 2007, and completed on March 31, 2008, into certain sales to resellers and other customers to determine whether commitments were made that have an impact on the timing and treatment of revenue recognition and whether our internal controls relating to revenue recognition are sufficient. Among the audit committee’s findings, it was determined that no senior executives currently employed by us engaged in any improper practices or are otherwise responsible for improper revenue recognition. Due to our performance in 2007 in not achieving our corporate performance measures, including our revenue goals and non-GAAP EBIT (earnings before interest and taxes) goals, no executive qualified for annual performance-based incentive pay for fiscal year 2007. The Committee deferred final determination of equity compensation grants to executive officers for 2008 until after completion of the investigation.

Peer Group Companies for 2007.  In analyzing our executive compensation program for 2007, the Committee compared certain aspects of compensation, including base salary, annual incentive bonus opportunities, and long-term equity incentives, to those provided by our peer group. This peer group includes companies in the high technology industry with which we compete for executive talent, as well as companies with size and scope that are similar to ours. For 2007, our peer group consisted of:

3PAR Inc.
CommVault Systems, Inc.
Data Domain, Inc.
EqualLogic, Inc.
Omniture, Inc.

Rackable Systems, Inc.
Riverbed Technology, Inc.

Base Salary.  The base salaries of our chief executive officer and our other executive officers are established based on the scope of their responsibilities and experience, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by our peer group.

In the summer of 2006, the Committee engaged Towers Perrin to assist with, among other things, compensation benchmarking, as the company planned to transition from a private, pre-IPO company to a public company. As noted above, because the Committee favors pay-for-performance, base salary levels for 2007 executive compensation were targeted at the 50th percentile of the applicable comparative market of similarly sized pre-IPO and public companies, which resulted in increases from 2006 salaries for certain of our named executive officers as noted in the table below. In the fall of 2007, the Committee again engaged Towers Perrin to assist with compensation benchmarking. Generally, base salaries and new survey data are reviewed by the Committee annually during the fourth fiscal quarter and the Committee considers an adjustment to salary for an executive officer only:

•	When the survey data demonstrates a significant deviation from the market;

•	To recognize outstanding individual performance over the prior year; or

•	To recognize an increase in responsibilities over the prior year.

Even when one of the above circumstances exists, however, a salary adjustment is not automatic.

As described above, for 2007, we targeted base salaries for our executives at the 50th percentile, resulting in the increases noted below for certain of our named executive officers:

	2006 Base Salary	2007 Base Salary	% Increase
Named Executive Officer	(Annualized)	(Annualized)	Over 2006

Steven Goldman	$267,000	$350,000	31.1%
Stuart W. Fuhlendorf	$165,000	$225,000	36.4%
Gwen E. Weld	$150,000	$185,000	23.3%
Eric J. Scollard	$185,000	$200,000	8.1%

The following named executive officers, each of whom took on new roles as executive officers with us during fiscal year 2007, received the following negotiated base salaries targeted at the 50th percentile (as described above) for their services during 2007:

		Start Date as	2007 Base Salary
Named Executive Officer	Position	Executive Officer	(Annualized)

Sujal M. Patel	President and Chief Executive Officer	October 23, 2007	$250,000
William D. Richter	Interim Chief Financial Officer	October 23, 2007	$185,000
Steven D. Fitz	Senior Vice President of Worldwide Sales	April 30, 2007	$225,000
Paul G. Rutherford	Vice President of Engineering	April 30, 2007	$200,000

In addition, Mr. Richter received a bonus in the amount of $75,000 for agreeing to serve as the interim chief financial officer on October 23, 2007. In the event Mr. Richter’s interim appointment exceeds beyond three quarters from the date of appointment, Mr. Richter shall receive a bonus of $25,000 for each quarter thereafter.

For 2008, we expect to hold base salaries for our executives at the 50th percentile. While we expect to continue to emphasize the non-base salary portion of an executive officers’ total compensation, we are mindful that compensation below the higher levels of the market could, in the long run, jeopardize our ability to retain our executive officers. Due to the intensely competitive market for highly qualified employees in our industry, our geographic location and our aggressive performance goals, we will continue to monitor how our executive officers are compensated on a relative basis and may choose to set our cash compensation levels at the higher end of the market in the future.

Performance-Based Incentive Compensation.  For 2007, the performance-based incentive compensation for executive officers was comprised of (i) an annual component for which 50% was tied to the company’s annual revenue goals and 50% was tied to the company’s annual non-GAAP EBIT goals and (ii) a quarterly component which was tied 50% to these prior referenced company financial goals and 50% to individual “Management by Objective” or MBO goals.

Since neither the company’s revenue goals nor the company’s non-GAAP EBIT goals were met during 2007, no executive qualified for annual performance-based incentive pay for fiscal year 2007.

With regard to the quarterly performance-based incentive plan, the 50% that was tied to the company’s revenue and non-GAAP EBIT goals was zero since those goals were not reached by us during 2007. The 50% of the quarterly performance-based incentive plan that was tied to individual MBO goals, however, was earned by some executives during 2007. The MBO process is used widely by U.S. corporations for incentive compensation programs that call for clearly-defined, written objectives (for the period ahead), as well as timelines for their monitoring and achievement. The determination of whether an executive officer achieved all of his or her MBO goals is largely an objective exercise due to the nature of MBO goals. Nevertheless, there is a degree of subjective discretion that may be exercised (a) in terms of a decision, where applicable, to award an executive officer less than the full amount of that executive officer’s target incentive compensation tied to achievement of MBOs for partial completion of such executive officer’s list of MBOs for the applicable period and (b) in the event that one or more MBOs were not achievable by an executive officer due to factors outside of his or her control. An example of this might be where an executive officer had an MBO to implement a new corporate program and company management decided not to pursue the program in question. Our chief executive officer exercised this discretion with respect to the other executive officers’ MBOs and the Committee exercised this discretion with respect to the chief executive officer’s MBOs.

		2007 Annual Bonus	2007 Annual Bonus	2007 Target Annual
	2007 Target	Paid	Paid	Bonus
Named Executive Officer	Annual Bonus	(Company Goals)	(Individual Goals)	(Actual% Earned)

Sujal M. Patel	$200,000	$0	$44,825	22.4%
Steven Goldman	$350,000	$0	$44,396	12.7%
William D. Richter	$22,500	$0	$21,750	96.7%
Stuart W. Fuhlendorf	$168,000	$0	$25,673	15.3%
Steven D. Fitz	$250,000	$0	$52,083	20.8%
Gwen E. Weld	$146,000	$0	$33,411	22.9%
Paul G. Rutherford	$100,000	$0	$21,531	21.5%
Eric J. Scollard	$180,000	$0	$32,250	17.9%

For 2008, the Committee expects to establish a new performance-based incentive program for executive officers that is based upon the achievement by the company of specified annual revenue goals, non-GAAP operating income goals and corporate wide performance goals. Such financial goals have not yet been established. We expect that the quarterly performance-based bonus, as well as the individual MBO portion of that potential bonus that was in place in 2007, will be discontinued in 2008. Our 2008 performance-based incentive plan will be designed to more heavily weight executive compensation to achievement of the company’s performance goals. Specifically, we anticipate that annual target bonuses will be paid as follows: 50% based on our achievement of specified annual revenue goals, 25% on our achievement of specified annual non-GAAP operating income goals and 25% on additional corporate-wide performance goals. We also anticipate that, for any executive to qualify for any bonus payment tied to the revenue goals, the company must achieve at least 80% of the goal, and for any executive to qualify for any bonus payment tied to non-GAAP operating income goals, the company must achieve 100% of the goal. In addition, if the company exceeds its targeted revenue goals, we anticipate providing executives the opportunity to earn an incremental bonus amount based on the amount the company exceeds the targeted revenue goals.

Subsequent to the commencement of his employment with us in April 2007, Steven D. Fitz, our senior vice president of worldwide sales, became eligible to receive commissions that were separate from, and in addition to, our quarterly and annual performance-based incentive compensation. The commissions were designed to incent Mr. Fitz to lead his team to meet or exceed 2007 revenue objectives and to substantially contribute to increasing stockholder value by increasing company sales. In addition to annual base salary and the annual and quarterly performance-based incentive programs that apply to all executive officers, Mr. Fitz was eligible to earn a commission based upon our achievement of certain target global revenues for the third and fourth quarters of 2007. The commission varies based upon revenue achieved at or above the quarterly target. Commissions are to be paid on a monthly basis. Based on actual 2007 revenues achieved, the lowest commission percentages applied, such that Mr. Fitz earned a commission of $19,657. To allow Mr. Fitz a reasonable amount of time to make an impact on sales, and thereby on his commissions, from his hire date in April 2007 through December 2007, Mr. Fitz was paid a monthly non-recoverable draw of $10,416 per month, totaling $83,328.

Eric J. Scollard, our vice president of North America sales, was also eligible to earn commissions in fiscal year 2007. Mr. Scollard’s employment with us terminated on January 15, 2008. Similar to the commissions described above, Mr. Scollard was eligible for annual base salary, annual and quarterly performance-based incentives, and a commission based upon sales in the North America territory. In addition, Mr. Scollard benefitted from certain multipliers upon the achievement of specified core sales objectives that were individual to him. The commission varies based upon revenue achieved at or above the quarterly target. Commissions are to be paid on a monthly basis. Based on actual 2007 revenues achieved, the lowest commission percentages applied, such that Mr. Scollard earned a commission of $98,767 in 2007.

Long-Term Equity Incentive Compensation.  Generally, a significant stock option grant is made in the year in which an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as private and public company executive compensation data, including proportionate share ownership of executive officers in comparable positions to our own executives in relation to total shares outstanding. The size of each grant is generally set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us, the state at which the individual joins us, and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion. Adjustments may be made as the Committee deems reasonable to attract candidates in the competitive environment in which we operate.

Subsequent stock option grants may be made at varying times and in varying amounts at the discretion of the Committee. Historically, they have been approved shortly after our annual review cycle in March. During the last quarter of the year, the Committee considers annual stock option grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer’s performance during the year is measured during the performance review process, but corporate performance is also considered when annual stock options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive for the executive officer to remain in our employ. The stock option will provide a return to the executive officer only if he or she remains employed with us, and then only if the market price of our common stock increases over the stock option term.

Pursuant to our stock option granting policy, when an executive officer is hired, a stock option grant will be made at the first regularly scheduled meeting of the Committee (or unanimous written consent of the Committee) after the executive officer commences employment. Annual stock option grants to executive officers are made at a regularly scheduled meeting of the Committee or by unanimous written consent of the Committee in accordance with the annual schedule described above. Generally, our unanimous consents are executed electronically to ensure the date of approval is certain. With the exception of stock options authorized during a quarterly or other blackout period, the exercise price of stock options is equal to the market closing price of our common stock on the effective date of the Committee’s action. Pursuant to our stock option granting policy, in the event stock options are authorized to our named executive officers during a blackout period, the Committee will identify the first day of our open trading window as the grant date (typically, the start of the third full day following the public release of quarterly financial results) and will identify the market closing price on such grant date as the exercise price of the stock option.

Stock options granted to executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date and one-twelfth of the remaining shares vest quarterly thereafter over the following three years, subject to the officer’s continued employment with the company. As further described in “Potential

Payments Upon Termination or Change in Control” below, in connection with a corporate change of control, a set percentage of an executive officer’s unvested shares may be accelerated.

To date, we have not awarded shares of restricted stock to our executive officers as the Committee believes that stock options currently provide the most appropriate incentive to our executive officers. However, the Committee may make restricted stock grants in the future.

For 2007, the Committee analyzed executive equity compensation data from our peer group based on information prepared by Towers Perrin. The Committee determined that the unvested equity held by executives was relatively low in comparison to the peer group, therefore additional awards were needed for competitive reasons. Accordingly, in April 2007, the Committee approved grants of stock options to our named executive officers as noted in the table below.

		April 2007
Named Executive Officer	Position Held at Time of Approval	Option Grant

Sujal M. Patel	Chief Technology Officer (currently President and Chief Executive Officer)	31,000
Steven Goldman	President and Chief Executive Officer	458,333
William D. Richter	Controller (currently interim Chief Financial Officer)	7,500
Stuart W. Fuhlendorf	Chief Financial Officer and Vice President of Finance	145,000
Steven D. Fitz	Senior Vice President of Worldwide Sales	—(1)
Gwen E. Weld	Vice President of Human Resources and Organizational Development	42,000
Paul G. Rutherford	Vice President of Engineering (currently Chief Technology Officer)	150,000
Eric J. Scollard	Vice President of North America Sales	42,000

(1)	No additional stock option grant was made to our senior vice president of worldwide sales, as he was hired in 2007 and received a new hire stock option grant.

For 2008, the Committee will determine annual stock option grants based upon comparative market data, consistent with the practice in 2007.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. Although we do not have specific share retention or minimum ownership guidelines at this time, our Insider Trading Policy prohibits any of our executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Health and Welfare Benefits

Our executive officers receive the same health and welfare benefits offered to other Isilon employees including medical, dental, vision, life, accidental death and dismemberment, and disability insurance; flexible spending accounts; and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees.

Retirement Program and Stock Purchase Plan

The executive officers may participate in the same tax-qualified, employee-funded 401(k) plan offered to all other employees at Isilon. We currently have no Supplemental Executive Retirement Plan, or SERP, obligations. We do not have any defined benefit retirement plans. The executive officers may also participate in the same employee stock purchase plan that is available to all of our other employees.

Perquisites

We do not provide special benefits or other perquisites to any of our executive officers, with the exception of an automobile allowance provided to our vice president of North America sales, as detailed in the “Summary Compensation Table.”

Employment, Severance and Change in Control Arrangements

We have not entered into employment agreements with any of our executive officers. We issued offer letters to our named executive officers when each was recruited for his or her current position that provide for general employment terms and, in some cases, benefits payable to certain named executive officers in connection with the termination of employment, a change in control or other situations. In addition, each of our executive officers has a right to accelerated vesting of his or her stock option pursuant to the terms set forth in our stock option plans.

The Committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave the company prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

All such arrangements with the named executive officers and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on December 28, 2007 (the last business day of our last fiscal year), are described under “Potential Payments Upon Termination or Change in Control.”

Financial Restatements

The Committee has not adopted a formal policy with respect to whether we will make retroactive adjustments to any cash or equity based compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Committee has and will consider all of the findings of the above-referenced audit committee investigation in making any such determination.

Tax and Accounting Treatment of Compensation

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

In general, we have determined that we will not necessarily seek to limit executive compensation that is deductible under Section 162(m) of the Internal Revenue Code. We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Committee concludes that it is in our best interest to do so. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Committee has not adopted a policy requiring all compensation to be deductible. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

We account for equity compensation paid to our employees under the rules of Financial Accounting Standard No. 123R (“FAS 123(R)”), which require us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Internal Revenue Code. Participation in, and compensation paid under, our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2007 with the company’s management. Based on the review and discussions, the Committee has recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference in our annual report on form 10-K.

Elliott H. Jurgensen, Jr., Chair
Gregory L. McAdoo
James G. Richardson

Summary Compensation

The following table includes information regarding “total compensation,” as defined by the proxy disclosure rules applicable to executive compensation, earned by our named executive officers during the 2007 and 2006 fiscal years; however, 2006 information is not provided for Mr. Patel, Mr. Richter, Ms. Weld and Mr. Rutherford because such individuals were not named executive officers during fiscal year 2006. Our named executive officers include: Sujal M. Patel and Steven Goldman, each of whom served as principal executive officer during a portion of fiscal 2007; William D. Richter and Stuart W. Fuhlendorf, each of whom served as principal financial officer during a portion of fiscal 2007; Steven D. Fitz, Gwen E. Weld and Paul G. Rutherford, the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2007; and Eric J. Scollard, a former executive officer who would have been one of our three most highly compensated in 2007 but for the fact that he was not serving as an executive officer at the end of fiscal 2007. Columns required by SEC rules are omitted where there is no amount to report.

Summary Compensation Table

					Non-Equity
					Incentive
				Option	Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Sujal M. Patel	2007	196,153		45,032	44,825	—	286,010
President and Chief Executive Officer
Steven Goldman(5)(6)	2007	291,865		333,500	44,396	10,849	680,610
Former President and Chief Executive Officer	2006	256,500		29,448	130,750	14,093	430,791
William D. Richter	2007	149,931	75,000	137,601	21,750	—	384,282
Interim Chief Financial Officer
Stuart W. Fuhlendorf(7)	2007	190,046		107,950	25,673	—	323,669
Former Chief Financial Officer and Vice President of Finance	2006	161,250		11,452	75,000	12,478	260,180
Steven D. Fitz(8)	2007	234,860		299,250	71,740	—	605,850
Senior Vice President of Worldwide Sales
Gwen E. Weld	2007	173,558		260,791	33,411	11,120	478,880
Vice President of Human Resources and Organizational Development
Paul G. Rutherford	2007	196,306		123,630	21,531	—	341,467
Chief Technology Officer
Eric J. Scollard(9)	2007	195,096		48,838	131,759	17,120	392,813
Former Vice President of North America Sales	2006	183,486		12,643	184,933	18,478	399,540

(1)	Our named executive officers do not typically receive discretionary cash bonuses. Mr. Richter received a cash payment as compensation for agreeing to serve as our interim chief financial officer.

(2)	Amounts shown reflect the accounting expense recognized by us for financial statement reporting purposes in accordance with FAS 123(R), disregarding any estimate of forfeitures during the year, but accounting for any actual forfeitures by a named executive officer during the fiscal year. Includes actual forfeitures of $62,247 for Mr. Goldman and $20,293 for Mr. Fuhlendorf with respect to stock options that were forfeited upon their respective departures from the company. For information on the assumptions used to calculate the value of the awards, refer to note 8 of our consolidated financial statements in our form 10-K for the fiscal year ended December 30, 2007. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award.

(3)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” reflect the cash awards earned by the named executive officers, as discussed in further detail under the heading “Performance-Based Incentive Compensation.”

(4)	All Other Compensation included in the Summary Compensation Table above that exceeds an aggregate total of $10,000 during the fiscal year include:

	Life	Health	Parking	Automobile
	Insurance	Insurance	Allowance	Allowance	Total
Name	($)	($)	($)	($)	($)

S. Goldman	2,067	7,782	1,000	—	10,849
G. Weld	541	9,379	1,200	—	11,120
E. Scollard	541	9,379	1,200	6,000	17,120

(5)	Mr. Goldman’s employment with us terminated in October 2007.

(6)	This amount does not include potential severance payments to Mr. Goldman. Pursuant to the terms of the offer letter between us and Mr. Goldman, he may be entitled to severance benefits. In light of our audit committee’s internal investigation, the pending derivative litigation, and the SEC’s informal inquiry regarding our financial restatement, however, we have not yet determined whether he is entitled to these benefits.

(7)	Mr. Fuhlendorf’s employment with us terminated in October 2007.

(8)	Salary includes $83,328, representing the aggregate of a non-recoverable draw paid for each month from Mr. Fitz’ hire date in April 2007 to December 2007. Non-Equity Incentive Compensation includes (i) commissions (8) earned on sales in the amount of $19,657 and (ii) performance-based incentive compensation of $52,083 related to achievement of certain MBO goals.

(9)	Non-Equity Incentive Compensation includes (i) commissions earned on sales in the amount of $99,509 and (ii) performance-based incentive compensation of $32,250 related to achievement of certain MBO goals.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the fiscal 2007 grants of plan-based awards to the named executive officers. Columns required by SEC rules are omitted where there is no amount to report.

		Estimated Possible
		Payouts Under	All Other Option
		Non-Equity	Awards: Number of			Grant Date Fair
		Incentive Plan	Securities		Exercise or Base	Value of Stock and
		Awards(1)(2)	Underlying Options		Price of Option	Option Awards
Name	Grant Date	Target ($)	(#)		Awards ($/Sh)	($)(3)

Sujal M. Patel	N/A	200,000
	4/30/07		31,000	(4)	12.21	145,170
Steven Goldman	N/A	350,000
	4/30/07		458,333	(4)	12.21	2,146,328
William D. Richter	N/A	22,500
	4/30/07		7,500	(4)	12.21	35,122
Stuart W. Fuhlendorf	N/A	168,000
	4/30/07		145,000	(4)	12.21	679,021
Steven D. Fitz	N/A	250,000
	5/16/07		360,000	(5)	13.80	1,913,112
Gwen E. Weld	N/A	146,000
	4/30/07		42,000	(4)	12.21	196,682
Paul G. Rutherford	N/A	100,000
	4/30/07		150,000	(4)	12.21	702,435
Eric J. Scollard	N/A	180,000
	4/30/07		42,000	(4)	12.21	196,682

(1)	The cash bonus awards were all made and earned in 2007. The actual amount paid to each of the named executive officers for 2007 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)	There was no set “Threshold” or “Maximum” payout established with respect to our 2007 non-equity incentive plan awards, pursuant to the related description of the subjective discretion exercisable as more fully described under the heading “Performance-Based Incentive Compensation.”

(3)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R).

(4)	These non-qualified stock options vest at the rate of 25% on April 15, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 15, 2011.

(5)	These non-qualified stock options vest at the rate of 25% on April 30, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 30, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options held by our named executive officers at the end of fiscal year 2007. No named executive officer has any other outstanding form of equity award.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying		Option
	Unexercised		Unexercised		Exercise	Option
	Options (#)		Options (#)		Price	Expiration
Name	Exercisable		Unexercisable		($)	Date

Sujal M. Patel	23,697	(1)	20,053	(1)	0.22	3/10/2015
	37,931	(2)	41,235	(2)	0.82	2/13/2016
	29,165	(3)	37,501	(3)	0.82	3/30/2016
	0	(4)	31,000	(4)	12.21	4/30/2017
William D. Richter	25,000	(5)	75,000	(5)	13.00	12/14/2016
	0	(4)	7,500	(4)	12.21	4/30/2017
Steven D. Fitz	0	(6)	360,000	(6)	13.80	5/16/2017
Gwen E. Weld	48,610	(7)	118,056	(7)	6.12	10/17/2016
	0	(4)	42,000	(4)	12.21	4/30/2017
Paul G. Rutherford	5,465	(3)	7,035	(3)	0.82	3/22/2016
	0	(4)	150,000	(4)	12.21	4/30/2017
Eric J. Scollard	29,337	(8)	9,031	(8)	0.22	4/29/2014
	11,279	(8)	3,478	(8)	0.22	1/28/2015
	5,205	(9)	6,513	(9)	0.22	3/10/2015
	15,971	(2)	17,362	(2)	0.82	2/13/2016
	29,165	(3)	37,501	(3)	0.82	3/30/2016
	0	(4)	42,000	(4)	12.21	4/30/2017

(1)	The option award vests at the rate of 25% on November 15, 2005, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on November 15, 2008.

(2)	The option award vests at the rate of 25% on January 1, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on January 1, 2010.

(3)	The option award vests at the rate of 25% on March 10, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2010.

(4)	The option award vests at the rate of 25% on April 15, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 15, 2011.

(5)	The option award vests at the rate of 25% on December 13, 2007, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on December 13, 2010.

(6)	The option award vests at the rate of 25% on April 30, 2008, and 1/12th of the remaining shares quarterly thereafter, such that the shares are fully vested on April 30, 2011.

(7)	The option award vests at the rate of 25% on October 17, 2007, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on October 17, 2010.

(8)	The option award vests at the rate of 25% on April 29, 2005, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on April 29, 2008.

(9)	The option award vests at the rate of 25% on March 10, 2006, and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2009.

Option Exercises

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2007. Value realized is calculated by subtracting the aggregate exercise price of the stock options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized represents long-term gain over many years; we do not consider it part of fiscal 2007 compensation.

	Option Awards
	Number of Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Steven Goldman	522,040	2,718,128
Stuart W. Fuhlendorf	147,037	1,220,455

Potential Payments Upon Termination or Change in Control

As discussed below, stock option awards granted to our named executive officers accelerate upon a change in control. Also, some of the named executive officers have agreements that would provide them with additional benefits upon certain termination or change in control events as further described below. Unless noted below, the named executive officers are not entitled to any benefits upon death or disability beyond what is available to all of our employees.

Acceleration

In addition to certain acceleration provisions applicable to all employees under our stock plans, the named executive officers are entitled to additional acceleration of the shares underlying their stock option grants upon the occurrence of the following events:

•	Amended and Restated 2001 Stock Plan: The stock options granted to our executive officers will vest with respect to an additional 25% of the number of shares subject to the stock options that remain unvested if a change of control occurs and the named executive officer’s employment is terminated without cause or such named executive officer is subject to involuntary termination (as defined in the 2001 Stock Plan) within twelve months following the change of control. A change of control is defined as: (i) a merger or consolidation of Isilon after which our stockholders own 50% or less of the voting power of the surviving corporation or its parent company or (ii) a sale of all or substantially all of our assets.

•	2006 Equity Incentive Plan: The stock options granted to our executive officers will vest with respect to 25% of the unvested number of shares subject to the stock option if a change of control occurs and will vest as to an additional 25% of the unvested shares if such named executive officer’s employment is terminated without cause (as defined in the 2006 Equity Incentive Plan) within 12 months after the consummation of a change in control. A change of control is defined as: (i) a merger of Isilon after which our own stockholders own 50% or less of the surviving corporation or its parent company, (ii) a sale of all or substantially all of our assets, or (iii) a change in the composition of the board occurring within a 2-year period as of a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the 2006 Equity Incentive Plan).

In addition to the accelerated vesting provided for above, the offer letter from us to Mr. Scollard provided that the stock options granted to him would vest with respect to an additional three months in the event of his termination without cause. As further described below, a separation agreement and release was entered into with Mr. Scollard on January 15, 2008 which supersedes the terms of his offer letter.

Severance

As noted above under the heading “Employment, Severance and Change in Control Arrangements,” certain of our named executive officers have severance provisions in their offer letters that may be realized upon termination of their employment. The following descriptions are based upon the terms of such offer letters and the assumption that the severance provisions were triggered as of December 28, 2007, the last business day of our 2007 fiscal year:

Steven Goldman.  If we terminate Mr. Goldman’s employment for any reason other than cause or if he resigns for good reason (each as defined in his offer letter), he will be entitled to receive a continuation of his then-current base salary ($350,000) or $125,000 on an annualized basis, whichever is greater, and reimbursement of COBRA payments (estimated at $1,216 per month) for a period of six months, paid in accordance with our normal payroll practices, with such payments subject to applicable tax withholdings. Mr. Goldman’s employment with us terminated on October 23, 2007. In light of our audit committee’s internal investigation, the pending derivative litigation, and the SEC’s informal inquiry regarding our financial restatement, however, we have not yet determined whether he is entitled to these severance benefits.

Steven D. Fitz.  If we terminate Mr. Fitz’ employment for any reason other than cause or if he resigns for good reason (each as defined in his offer letter), he will be entitled to receive an immediate lump sum payment of his then-current base salary (which is currently $225,000) or $225,000 on an annualized basis, whichever is greater, and reimbursement of COBRA payments for a period of six months (which is currently $1,214 per month).

Eric J. Scollard.  If we terminate Mr. Scollard’s employment (i) for any reason other than cause or permanent disability (each as defined in his offer letter) prior to a change of control, or (ii) if he is subject to an involuntary termination within the 12-month period following a change of control, then we will continue to pay his then-current base salary (which is currently $200,000 annualized) for a period of four months following the termination. He will also be entitled to payment of his premiums during the four-month period, if he elects to continue health insurance coverage under COBRA (which is currently $1,340 per month), all paid in accordance with our normal payroll practices, with such payments subject to applicable tax withholdings. Mr. Scollard’s employment with us was terminated on January 15, 2008. At that time, we entered into a separation agreement and release which superseded the offer letter and which provided for (i) a lump sum payment of $33,333.33, less applicable payroll taxes, to be paid by us to Mr. Scollard, subject to certain conditions, on the first payroll date after July 15, 2008, (ii) reimbursement by us to Mr. Scollard for six months of health insurance coverage, estimated to be $8,040, (iii) payment of the commission due to Mr. Scollard based on fourth quarter 2007 applicable sales and any other approved commissions, totaling $23,047, and (iv) payment of his fourth quarter 2007 MBO bonus of $10,000. We also agreed to utilize Mr. Scollard as a consultant pursuant to a consulting agreement with a term of January 15, 2008, through May 15, 2008, and agreed to pay Mr. Scollard $96.15 per hour for such services. In the separation agreement, Mr. Scollard provided, among other things, a full release of claims, his agreement to comply with the terms of his confidentiality and non-compete agreement, the terms of which prohibit him from engaging in specified competitive activities and soliciting our employees, customers, suppliers or other business relations for a period of 12 months following May 15, 2008.

In the case of the above severance payments regarding Mr. Goldman, the continuation of base salary payments will be reduced by the amount of any cash compensation that he would receive from another employer or consulting relationship during the severance period, and for each individual listed above, the reimbursement of COBRA premiums will cease to the extent that they obtain equivalent health coverage from another employer during the severance period. To obtain the continued salary and COBRA severance benefits listed above, the individual would be required to execute a release agreement, containing, among other things, a full release of claims, a non-disparagement provision and his agreement to comply with the terms of his confidentiality and non-compete agreement, the terms of which prohibit him from engaging in specified competitive activities and soliciting company employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.

Estimated Payments

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment or change in control in the situations outlined above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 28, 2007 (the last business day of our last fiscal year). Values for stock option grants are based on our closing price of $5.00 on December 28, 2007. The table below does not include amounts to which the named executive officers would be entitled that are already described in the compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested.

As of December 28, 2007, the exercise price of all stock options granted to our named executive officers under our 2006 Equity Incentive Plan exceeded the closing price of our stock on such date. Accordingly, the following table reflects the value that would have been received by each of our named executive officers in connection with the accelerated vesting of outstanding stock options that remained exercisable under the 2001 Stock Plan and, in the case of Ms. Weld and Mr. Rutherford, additional shares purchased under certain stock options that remain subject to a repurchase right by the company, under such 2001 Stock Plan.

		Accelerated
		Vesting of	Health
	Severance	Stock	Insurance
	Amount	Options	Coverage	Total
Name	($)	($)	($)	($)

Sujal M. Patel	0	44,178	0	44,178
Steven D. Fitz	225,000	0	7,284	232,284
Gwen E. Weld	0	54,983	0	54,983
Paul G. Rutherford	0	35,086	0	35,086
Eric J. Scollard	66,667	32,762	5,360	104,789

In addition to shares subject to acceleration under the 2001 Stock Plan as indicated above, pursuant to the terms of Mr. Scollard’s offer letter, in the event he is terminated without cause prior to a change of control (both as defined in his offer letter), he will be entitled to acceleration of his stock option grants equivalent to an additional three months of vesting, which would result in a potential payment of $77,152.

Director Compensation

Our employee directors are not paid any fees for services as members of the board of directors or any board committee. Beginning April 15, 2007, non-employee directors, with the exception of directors Messrs. Fidelman, McAdoo and McIlwain, who have beneficial holdings of our stock through their respective partnerships and have waived the right to receive compensation, began receiving cash compensation for their services as non-employee members of the board of directors in the following amounts:

Annual retainer for service on the board	$30,000
Additional annual retainer for chairman	$10,000
Additional annual retainer for audit committee chair	$10,000
Additional annual retainer for other committee chairs	$5,000
Additional annual retainer for audit committee members	$5,000
Additional annual retainer for other committee members	$2,500

This cash compensation is paid monthly in arrears, with the first monthly payment made on April 15, 2007. Payments are prorated for any partial month of service.

Compensation for our directors was designed to result in compensation competitive with that provided by our peer group.

Three of our non-employee directors have received options to purchase shares of our common stock under our 2001 Stock Plan in connection with their commencement of service on our board of directors. In October 2004, we granted an option to purchase 166,666 shares of common stock at an exercise price of $0.22 per share to Mr. Ruckelshaus; in April 2006, we granted an option to purchase 166,666 shares of common stock at an exercise price of $1.35 per share to Mr. Jurgensen; and in October 2006 we granted an option to purchase 166,666 shares of common stock at an exercise price of $6.12 per share to Mr. Richardson. Each of these options has the following four-year vesting schedule: 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/36th of the remaining shares subject to the option vest each month thereafter. In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to each option will accelerate fully.

Under the terms of our 2006 Equity Incentive Plan, non-employee directors who first join our board of directors will receive an initial option for the number of shares determined by the board at that time with an exercise price equal to the closing price of our common stock on the date of grant. The grant of these options will occur on or about the date when the director first takes office and the option will vest as determined by the board of directors at that time. At the time of each of our annual stockholders’ meetings beginning in 2007, each non-employee director who has served for at least the preceding ten months and who will continue to be a director after that meeting will automatically be granted an option to purchase 20,000 shares of our common stock that will vest in full on the day prior to the next year’s annual stockholder meeting with an exercise price equal to the closing price of our common stock on the date of grant. A new non-employee director who receives an initial option award will not receive a 20,000-share annual option award in the same calendar year. In February 2008, our board of directors granted Mr. van Oppen an option to purchase 75,000 shares of common stock at an exercise price of $5.46 per share in connection with his commencement of service on our board of directors. The option has the following four-year vesting schedule: 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/12th of the remaining shares subject to the option vest quarterly thereafter.

Director Summary Compensation Table

The following table sets forth the compensation of our non-employee directors in fiscal year 2007.

	Fees Earned
	or
	Paid in Cash	Option Awards		Total
Name	($)	($)(1)(2)(3)		($)

Elliott H. Jurgensen, Jr.	35,685	81,127	(4)	116,812
James G. Richardson	29,738	142,278	(5)	172,016
William D. Ruckelshaus	39,651	49,187	(6)	88,838
Barry J. Fidelman, Gregory L. McAdoo and Matthew S. McIlwain(7)	—	—

(1)	The option awards reflected in the calculation of this cost are identified in footnote 3 below.

(2)	Amounts shown reflect the accounting expense recognized by us for financial statement reporting purposes in accordance with FAS 123(R), disregarding any estimate of forfeitures during the year, and do not reflect whether such individual has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to note 8 of our consolidated financial statements in our form 10-K for the fiscal year ended December 30, 2007.

(3)	The following table shows the aggregate number of option awards outstanding for each director as of December 30, 2007, as well as the grant date fair value of option awards made during 2007 which represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R):

	Aggregate	Grant Date
	Option Awards	Fair Value of
	As of December	Option Awards Made
	30, 2007	During 2007
Name	(#)	($)

Elliott H. Jurgensen, Jr.(4)	186,666	204,326
James G. Richardson(5)	166,666	571,414
William D. Ruckelshaus(6)	186,666	75,960

(4)	Mr. Jurgensen received an initial option award of 166,666 shares in fiscal year 2006, the grant date fair value of which was $0.7702 per share and received an annual automatic option award of 20,000 shares in fiscal year 2007, the grant date fair value of which was $3.798 per share.

(5)	Mr. Richardson received an initial option award of 166,666 shares in fiscal year 2006. The grant date fair value of the option issued was $3.4285 per share.

(6)	Mr. Ruckelshaus received an annual automatic option award of 20,000 shares in fiscal year 2007, the grant date fair value of which was $3.798 per share. There was no dollar amount recognized in connection with the option award made to Mr. Ruckelshaus in 2004 for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with FAS 123(R).

(7)	Messrs. Fidelman, McAdoo and McIlwain waived each of his right to receive cash and equity compensation.

OTHER MATTERS

Certain Relationships and Related Transactions

Review, Approval and Ratification of Transactions with Related Persons

Our “Code of Business Conduct and Ethics” contains procedures pertaining to the review and approval by the audit committee of transactions between Isilon and its directors, employees, officers and their immediate family members, and entities with which they have a position or relationship. The charter of the audit committee affirms the audit committee’s responsibility for the review and approval of proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Transactions

In addition to the compensation arrangements with directors and executive officers described above, the following is a description of each transaction since the beginning of our last fiscal year in which:

•	We have been or are to be a participant;

•	The amount involved exceeds $120,000; and

•	Any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

In 2007, Dailymotion purchased products and services from us in the amount of $1,143,609. Dailymotion may purchase additional products and services from us in the future. Mr. Fidelman, one of our non-employee directors, is a Partner of Atlas Venture, which is one of our stockholders and an investor in Dailymotion.

In November 2007, Steven Goldman, formerly our president, chief executive officer and director, purchased 522,040 shares of our common stock by exercising seven stock options granted under our 2001 Stock Plan, resulting in an aggregate purchase price of $466,157.55.

Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines, and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We also provide director and officer liability insurance to our directors and officers at our expense.

On November 1, 2007, a putative class action complaint was filed in the U.S. District Court for the Western District of Washington against us and certain of our current and former directors and officers. The complaint asserts claims under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated there under, as well as under Sections 11 and 15 of the Securities Act of 1933. Substantially similar complaints were filed in the same court on December 12, 2007, and December 17, 2007. These cases, which were subsequently consolidated, purport to be brought on behalf of a class of purchasers and acquirers of our stock during the period December 16, 2006, to October 3, 2007. Plaintiffs allege that the defendants violated the federal securities laws during this period of time by, among other things, issuing a false and misleading registration statement and prospectus in connection with our December 16, 2006, initial public offering, and by thereafter publicly misrepresenting our current and prospective business and financial results. Plaintiffs claim that, as a result of these alleged wrongs, our stock price was artificially inflated during the purported class period. Plaintiffs are seeking unspecified compensatory damages, interest, an award of attorneys’ fees and costs, and injunctive relief. Plaintiffs have until April 18, 2008, to file a consolidated amended complaint.

In addition, on March 18, 2008, a shareholder derivative action was filed in the Superior Court of the State of Washington (King County), allegedly on behalf of and for the benefit of Isilon, against certain of our current and former directors and officers. Isilon was named as a nominal defendant. The derivative complaint alleges that the individual defendants breached fiduciary duties owed to us by publicly misrepresenting our business prospects, and by failing to properly account for certain revenues earned in our fiscal year ended December 31, 2006, and first and second quarters in fiscal 2007. A substantially similar complaint was filed in the same court on March 24, 2008. The revenues referenced in the complaints were the subject of our February 29, 2008, announcement that we would restate our financial statements for those periods. The complaint seeks unspecified damages and equitable relief, disgorgement of compensation, attorneys’ fees, costs, and expenses. Because the complaints are derivative in nature they do not seek monetary damages from us. However, we may be required throughout the course of the action to advance the legal fees and costs incurred by the individual defendants.

Under Delaware law, our amended and restated certificate of incorporation, our bylaws, and indemnification agreements between us and our executive officers and directors, we may have an obligation to indemnify current and former officers and directors in relation to these matters. Such indemnification may have a material adverse effect on our business, results of operations, and financial condition to the extent insurance does not cover our costs. The insurance carriers that provide our directors’ and officers’ liability policies may seek to rescind or deny coverage with respect to pending investigations or actions in whole or in part or we may not have sufficient coverage under such policies, in which case our business, results of operations, and financial condition may be materially and adversely affected.

Annual Report to Stockholders on Form 10-K

If you were a registered or beneficial stockholder on the record date, our 2007 annual report to stockholders on form 10-K, including financial statements for the year ended December 30, 2007, accompanies, or has been mailed immediately prior to the mailing of, this proxy statement. The annual report on form 10-K is also available on our website at www.isilon.com, by clicking on “Company,” then “Investor Relations” and then “Financial Reports.” If requested, we will provide you copies of any exhibits to the form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the form 10-K by writing to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121.

Stockholder Proposals for 2009 Meeting

If any stockholder intends to present a proposal to be considered for inclusion in our proxy materials in connection with the 2009 annual meeting of stockholders, the proposal must be in proper form (per our bylaws and SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals) and received by our Corporate Secretary on or before December 27, 2008. Stockholder proposals to be presented at the 2009 annual meeting of stockholders which are not to be included in our proxy materials must be received by us by December 27, 2008, in accordance with the procedures in our bylaws.

Other Business

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Isilon.

Keenan M. Conder
Vice President, General Counsel and Corporate Secretary

Dated: April 25, 2008

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
Isilon System, Inc.

     The undersigned hereby appoints Sujal M. Patel and William D. Richter, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Isilon Systems, Inc. common stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held on May 14, 2008, or any adjournment thereof, with all powers that the undersigned would possess if present at the meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2. 1. ELECTION OF DIRECTORS Nominees:		FOR ☐	WITHHOLD FOR ALL ☐

01	Barry J. Fidelman
02	Elliott H. Jurgensen, Jr.
03	Sujal M. Patel

Withhold for the nominee(s) you list below: (Write the nominee’s name (nominees’ names) in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY

Signature	Signature	Dated	, 2008

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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as if you marked, signed and returned your proxy card.

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